Filed Pursuant to Rule 424(b)(5)	Registration No. 333-122392

PROSPECTUS SUPPLEMENT
TO PROSPECTUS DATED FEBRUARY 14, 2006

SPATIALIGHT, INC.

750,000 Common Shares

You should read this prospectus supplement and the accompanying prospectus, as amended, carefully before you invest. Both documents contain information you should consider when making your investment decision.

AN INVESTMENT IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. SUCH RISKS ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THE PROSPECTUS ACCOMPANYING THIS PROSPECTUS SUPPLEMENT.

We are offering 750,000 of our common shares to three institutional investors, Southshore Capital Fund Ltd., Southridge Partners LP and SF Capital Partners Ltd. pursuant to this prospectus supplement and the prospectus to which it relates. The purchase price for these common shares is $2,445,000 in the aggregate, or $3.26 per share. The purchase price was based upon the five-day volume weighted average price of our common shares through April 6, 2006, discounted by five percent. In addition we are paying a fee equal to $48,900 to Globalvest Partners, LLC, who introduced us to Southshore Capital Fund Ltd. and Southridge Partners LP, and a fee equal to $40,750 to Capstone Investments, who introduced us to SF Capital Partners Ltd.

Our common shares are traded on The Nasdaq SmallCap Market under the symbol "HDTV". On April 6, 2006, the last sale price of our common shares as reported on The Nasdaq SmallCap Market was $3.54 per share.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE RELATED PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------

The date of this Prospectus Supplement is April 7, 2006.